UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 20, 2009

DATA DOMAIN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33517 (Commission File Number)	94-3412175 (IRS Employer Identification No.)
2421 Mission College Blvd.
Santa Clara, CA 95054
(Address of principal executive offices, including zip code)
(408) 980-4800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 8.01 Other Information.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-2.1
EX-99.1
EX-99.2

Item 1.01 Entry into a Material Definitive Agreement.
Agreement and Plan of Merger
On May 20, 2009, Data Domain, Inc., a Delaware corporation (“Data Domain”), NetApp, Inc., a Delaware corporation (“NetApp”), and two wholly-owned subsidiaries of NetApp (the “Merger Subs”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the acquisition of Data Domain by NetApp by means of a merger involving one or both of the Merger Subs. As a result of the Merger, Data Domain would become a wholly-owned subsidiary of NetApp. The parties anticipate that the deal will close in 60-120 days subject to customary closing conditions including regulatory approval and the approval of the Data Domain stockholders.
Upon the closing of the Merger, each outstanding share of Data Domain common stock, other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive (a) $11.45 per share in cash, without interest (the per share amount of cash being referred to as the “Cash Consideration”), plus (b) a number of validly issued, fully paid an non-assessable shares of NetApp common stock equal to the following exchange ratio (the “Exchange Ratio”):
     (i) 0.833 shares of NetApp common stock if the average of the closing sales prices for NetApp common stock, rounded to the nearest one-hundredth of a cent, on NASDAQ for the ten most recent consecutive trading days ending on the third trading day immediately prior to the closing of the Merger (the “Closing Average”) is less than $16.26,
     (ii) 0.682 shares of NetApp common stock if the Closing Average is greater than $19.88, and
     (iii) that fraction of shares of NetApp common stock (rounded to the nearest ten thousandth) equal to the quotient obtained by dividing $13.55 by the Closing Average, if the Closing Average is (A) less than or equal to $19.88 and (B) greater than or equal to $16.26 (the per share amount of stock referenced in (i), (ii) or (iii) above, as applicable, being referred to as the “Stock Consideration”).
In the event that the Exchange Ratio is greater than or equal to 0.750 and less than 0.833, then NetApp, in its sole discretion, may (a) reduce the amount of the Stock Consideration and (b) increase the Cash Consideration by an amount equal to the product of (i) the amount of the such reduction in the Stock Consideration multiplied by (ii) the Closing Average. However, NetApp may not reduce the amount of the Stock Consideration and increase the Cash Consideration if it would reasonably be expected to cause the Merger to fail to qualify as a tax-free reorganization under the Internal Revenue Code except as explained in the paragraph below. The parties can make no assurances as to the tax-free status of the transaction.
If the aggregate amount of the Stock Consideration issuable in the Merger would exceed 19.5% of the outstanding shares of NetApp common stock immediately prior to the closing of the Merger, the Stock Consideration will be decreased to the minimum extent necessary so that no more than 19.5% of the outstanding shares of NetApp common stock will be issued in the Merger. In such event, the Cash Consideration will be increased by an amount equal to the product of (a) the amount of the reduction in the Stock Consideration multiplied by (b) the Closing Average.
Data Domain has made various representations and warranties and agreed to specified covenants in the Merger Agreement, including covenants relating to the conduct of Data Domain’s business between the date of the Merger Agreement and the closing of the Merger and restrictions on solicitation of proposals with respect to alternative transactions.
Under certain circumstances in connection with the termination of the Merger Agreement, Data Domain is required to pay NetApp a break-up fee amount equal to $57,000,000 in immediately available funds.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Data Domain, NetApp, Merger Sub One, Merger Sub Two or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Data Domain’s public disclosures.
Voting Agreements
In connection with the parties’ entry into the Merger Agreement, the directors and executive officers of Data Domain and their affiliates have entered into voting agreements pursuant to which they have agreed to, among other things, vote their shares of Data Domain common stock in favor of the Merger. Stockholders of Data Domain holding approximately 22.0% of the outstanding stock of Data Domain have agreed to vote in favor of the Merger. The parties to the Voting Agreements have agreed to comply with certain restrictions on the disposition of such shares, subject to the terms and conditions contained therein. Pursuant to their terms, such voting agreements will terminate upon the earlier to occur of the approval of the Merger by Data Domain’s stockholders and any termination of the Merger Agreement.
The board of directors of Data Domain unanimously approved the Merger on the terms and subject to the conditions set forth in the Merger Agreement, as did all the members of the NetApp board of directors except for one member who was not present at the meeting.
Item 8.01 Other Information.
On May 20, 2009, Data Domain and NetApp issued a joint press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2.
Additional Information and Where to Find It
NetApp plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction and Data Domain plans to file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about NetApp, Data Domain, the transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by NetApp and Data Domain through the web site maintained by the SEC at www.sec.gov and by contacting NetApp Investor Relations at (408) 822-7098 or Data Domain Investor Relations at (408) 980-4909. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on NetApp’s website at www.NetApp.com and on Data Domain’s website at www.datadomain.com.
Participants in the Acquisition of Data Domain
NetApp, Data Domain and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of Data Domain stockholders in connection with the proposed transaction will be set forth in the Proxy

Statement/Prospectus described above when it is filed with the SEC. Additional information regarding NetApp’s executive officers and directors is included in NetApp’s definitive proxy statement, which was filed with the SEC on July 14, 2008, and additional information regarding Data Domain’s executive officers and directors is included in Data Domain’s Annual Report on Form 10-K/A for fiscal year ended December 31, 2008, which was filed with the SEC on April 30, 2009. You can obtain free copies of these documents from NetApp or Data Domain using the contact information above.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated as of May 20, 2009, by and among Data Domain, Inc., NetApp, Inc. and Kentucky Merger Sub One Corporation, a direct, wholly-owned subsidiary of NetApp, Inc. and Derby Merger Sub Two LLC, a direct, wholly-owned subsidiary of NetApp, Inc.
99.1	Form of Voting Agreement, dated May 20, 2009, by and among NetApp, Inc. and the members of the board of directors and executive officers Data Domain, Inc. and affiliated stockholders.
99.2	Joint Press Release by NetApp, Inc. and Data Domain, Inc., dated May 20, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATA DOMAIN, INC.
Date: May 20, 2009	By:	/s/ Michael P. Scarpelli
Michael P. Scarpelli
Senior Vice President and Chief Financial Officer